UNITED STATES
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EMCORE CORPORATION
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EMCORE Corporation
Special Conference Call
September 18, 2014

The following Special Conference Call transcript was originally posted to the Company’s website on September 18, 2014.  A revised version was posted to the Company’s website on September 26, 2014 which added the following “Additional Information about the Transactions and Where to Find It” and “Participants in the Solicitation” sections.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the asset sale transaction contemplated by the Company’s definitive agreement with an affiliate of Veritas Capital Fund Management, L.L.C., the possibility of obtaining shareholder, regulatory or other approvals or consents for that transaction, the implementation of the Tax Benefits Preservation Plan, the transition of the Company’s Chief Executive Officer position and the Company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the likelihood of obtaining shareholder, regulatory and other approvals or consents necessary to consummate the asset sale transaction with Veritas, risks relating to the transition of the Chief Executive Officer position, risks relating to our ability to use our net operating losses and other tax assets to reduce future tax payments and other risks detailed in our filings with the SEC, including those detailed in EMCORE’s Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.

Additional Information about the Transactions and Where to Find It

The Company intends to file with the SEC a proxy statement and other relevant materials with respect to the special meeting of the Company’s shareholders (the “Special Meeting”), at which meeting shareholder approval of the sale of the Space Photovoltaics business will be sought. The proxy statement will be mailed to the Company’s shareholders. Investors and shareholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Company, Veritas and the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the Company’s SEC filings by visiting the Company’s investor website at http://investor.emcore.com/sec.cfm. The Company’s investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any investment or voting decision with respect to the sale of the Company’s Space Photovoltaics business.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed sale of the Company’s Space Photovoltaics business. Information about the directors and executive officers, including their interests in the transactions, will be included in the Company’s proxy statement relating to the proposed sale of the Company’s Space Photovoltaics business when it becomes available.

Operator: Ladies and gentlemen, thank you for standing by and welcome to the EMCORE Corporation Corporate Update Conference Call.  All participants will be in a listen-only mode for today’s call.  As a reminder, today’s call is being recorded.

At this time, I’d like to turn the call over to Vic Allgeier of TTC Group.  Please go ahead.

Victor Allgeier: Good morning, everyone and thank you for joining our call to discuss the recently announced agreement to divest EMCORE’s Space Photovoltaic business, the CEO transition plan and the adoption of a Tax Benefits Preservation Plan to protect EMCORE’s tax assets.

The news releases have been filed with the Securities and Exchange Commission and are also available in the Investors section of EMCORE’s website at www.EMCORE.com.  In addition, we will post the prepared remarks in the Investors section of our website within a few hours after the conclusion of today’s call.

During today’s call we will not be taking questions.  We will publicly disclose when this transaction closes and keep the public updated on other important matters as warranted between today’s call and our next regularly scheduled earnings call later this year.

Before we begin, we would like to remind you that the information provided herein may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the asset sale transaction contemplated by the Company's definitive agreement with an affiliate of Veritas Capital Fund Management, L.L.C., the possibility of obtaining regulatory approvals for that transaction, the Company's future prospects, the process of outcome for a search for a new Chief Executive Officer, and the result of the adoption of the Tax Benefits Preservation Plan. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the likelihood of obtaining shareholder, regulatory and other approvals or consents necessary to consummate the asset sale transaction with Veritas, risks related to our ability to distribute cash to our shareholders, and other risks detailed in our filings with the SEC, including those detailed in EMCORE's Annual Report on Form 10-K under the caption "Risk Factors," as updated by EMCORE's subsequent filings with the SEC, all of which are available at the SEC's website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.

With us today from EMCORE are Dr. Hong Hou, President and Chief Executive Officer, Mark Weinswig, Chief Financial Officer, and Dr. Gerry Fine, Co-Chairman.

I’ll now turn the call over to Mark.

MARK:   Thank you, Vic, and good morning, everyone, and thank you for joining us on short notice.

Per yesterday’s news release, EMCORE announced that we have entered into a definitive agreement with an affiliate of Veritas Capital under which the Veritas entity has agreed to purchase the assets and liabilities primarily related to our Space Photovoltaic business for $150 million in cash, subject to working capital adjustments.  We expect the net proceeds to remain close to the announced purchase price, excluding legal and outside advisor fees and bonuses to be paid at closing.

The transaction is subject to approval by EMCORE’s shareholders and other customary closing conditions.  We expect the sale to close in December 2014 or January 2015.  Preliminary proxy statement materials are expected to be filed with the Securities and Exchange Commission within the next 30 days and we expect a special meeting of shareholders to vote on the sale to take place at the end of this year or early next year.

The assets being sold comprise substantially all of EMCORE’s Space Photovoltaics reporting segment, and include the buildings owned in Albuquerque.  In connection with this transaction, an affiliate of Veritas has entered into a voting agreement with certain directors and officers of EMCORE that control approximately 11% of the outstanding shares of the Company, under which they have agreed to vote their shares in favor of the transaction.

Raymond James acted as exclusive financial advisor to EMCORE and will continue to serve as the Company’s financial advisor going forward as the Board continues its exploration of other potential strategic alternatives to increase shareholder value.  Gerry will discuss this in more detail later in the call.

As some background, EMCORE’s Space Photovoltaics business was founded in 1998 by Hong Hou and a team of scientists based in Albuquerque.  The business provides products for space power applications including high-efficiency multi-junction solar cells, coverglass interconnected cells and complete satellite solar panels, and high efficiency multi-junction solar cells for terrestrial applications.

On an unaudited basis, revenue for the Space Photovoltaics division contemplated in this transaction for fiscal year 2013 was $70.5M.

Revenue for the first 9 months of fiscal 2014, ended June 30, 2014 for the Space Photovoltaics division, was approximately $58M.  Please note that the division being sold represents substantially all of the assets and liabilities and operations of the Solar segment, as defined in our Segment disclosure.

The Space business has approximately 275 full time employees, which are all located in Albuquerque, New Mexico.  These employees will become employees of an affiliate of Veritas after the completion of the sale.  The approximate net book value at June 30, 2014 of the assets to be transferred to Veritas totaled $73M and the liabilities totaled $11M.

From a reporting standpoint, at this point, we are planning to classify the space photovoltaic segment as discontinued operations in our reported financial results.

Since we have historically separately reported our fiber and solar segments, investors can review the historical results of our fiber business to better understand the financial profile of the remaining business.  Please note that there are certain shared Corporate costs between the entities.

That completes my financial overview of the transaction.

Yesterday, we also announced that the Board of Directors has adopted a Tax Benefits Preservation Plan to help preserve the value of the net operating losses by reducing the risk of limitation of net operating loss carryforwards and certain other tax benefits under Section 382 of the Internal Revenue Code.  As of September 30, 2013, EMCORE believes that it has total Federal net operating losses of more than $400 million of which approximately $240 million are subject to IRC 382 limitations and approximately $160 million are not limited.
The Tax Benefits Preservation Plan reduces the likelihood that EMCORE will experience an ownership change under U.S. federal income tax laws by reducing the economic benefit from any person or group becoming a “5% shareholder.”  In connection with the Tax Benefits Preservation Plan, EMCORE has declared a dividend of one right for each share of common stock outstanding as of the close of business on October 3, 2014.

We are filing additional details with the SEC relating to the announced transaction which can be viewed on our website or on the SEC website.

With that, let me turn it over to Hong.

HONG

Thank you, Mark.

We are excited to announce this milestone event for EMCORE.  Over the past year, the Board of Directors has been actively engaged in a full review of strategic alternatives to improve shareholder value.  We view yesterday’s announced transaction as a significant step on this path.

Let me provide some context for yesterday’s announcement.  Over the past several years EMCORE has weathered numerous challenges.  During this time we maintained our focus on innovation, and developed many new products—and I’m proud to note that some of our new products set the standard in our markets for performance.

EMCORE has been addressing many markets and while there are commonalities among our businesses, we were not realizing the financial synergies to the degree we wanted.  In December 2013, the Board of Directors formed the Strategy and Alternatives Committee.  The Committee is comprised of Steven Becker as Chairman, Stephen Domenik, and James Tegnelia.  The Committee retained Raymond James as our financial advisor.  Over the past nine months, this committee has been working diligently to review a broad spectrum of alternatives for unlocking value we felt existed in our assets.  I believe the sale of the Space Photovoltaics asset for such a valuation is a great outcome for EMCORE shareholders.

As for the buyer of our Space Photovoltaics business, we found a great partner in Veritas Capital.  They are a leading private equity firm with a focus on investing in middle-market companies.  Their strategy for the Space Photovoltaics business going forward is to grow and expand the operations as a stand-alone platform.  Veritas has a proven track record of fostering growth in high technology and defense industry companies.  In addition, their industry expertise and financial resources will ensure that the space business will continue to provide customers with reliable, high performance products and best-in-class customer service, which they have come to expect from EMCORE.

Briefly looking at the Company after the expected divestiture of the Space Photovoltaics business, the management team has undertaken a thorough review of the remaining operations and has implemented significant cost reduction measures.  In our Fiber Optics business, we have seen an improvement in the financial performance and the market conditions.  In conjunction with the divestiture of the Space Photovoltaics business, we will continue to review and implement various initiatives to further reduce the cost structure.  We believe that the remaining business can achieve EBITDA break-even, excluding stock compensation, amortization, accretion and other items, by September 2015. The management will discuss its plans with investors during its next earnings conference call.

In addition to the announced sale of the photovoltaics business, we also announced that I will be stepping down as EMCORE’s President and Chief Executive Officer once a successor is chosen.  No timetable for this transition has been set.  However, as noted in the news release, the Board has formed a search committee and the search process has begun.  During this period, I will remain actively engaged in all aspects of the business in order to ensure a smooth transition.

In closing, I am very grateful to EMCORE’s Board of Directors for having given me the opportunity to be a key member of the company for the last 16 years.  I am also thankful for the dedicated and loyal employees who helped this Company achieve many successes over the years. I am certain that EMCORE’s history of innovation will continue, and that this will be a smooth transition for all of our stakeholders.  The Company, along with our Board of Directors, management team and talented employees, will continue to work to create value for shareholders.  And finally, to our investors, I greatly appreciate your trust over the years.

With this I’d like to turn the call to EMCORE’s co-chairman, Dr. Gerry Fine.  Gerry?

Dr. Gerald Fine
Thanks Hong, and good morning everyone.

The announced sale of the Space Photovoltaics business to Veritas is the first major action resulting from the on-going review of strategic alternatives being conducted by the Board of Directors.  The special committee and the entire Board will continue to work closely with Raymond James to review a wide variety of alternatives, including divestitures, dividends, mergers, and/or acquisitions.  No decisions have been made at this time.

In addition, the Board views EMCORE’s net operating loss carryforward as a substantial asset and yesterday’s announcement of a shareholder rights plan indicates the Board's intention to take steps to preserve that asset.

As Hong just mentioned, in light of EMCORE’s future as a more narrowly focused business following this transaction, Hong will be stepping down from his position as President and Chief Executive Officer.  He will continue to serve in the current role until a successor is appointed.

To expedite the transition process, the Board has formed a search committee, which is comprised of current EMCORE board members: Dr. James Tegnelia, Mr. Stephen Domenik and myself.  The Search Committee has been granted the authority to identify, assess, and recommend individual nominees for the position of Chief Executive Officer.

I’d like to take this opportunity to thank Hong for his technical and business leadership while at EMCORE.  He has helped navigate the Company through difficult obstacles and a dynamic and complex marketplace.  I wish Hong tremendous luck in his future endeavors.

Finally, I’d like to thank the Company’s leadership team and all of their fellow employees. During a difficult time, they have demonstrated the utmost professionalism while continuing to build a stronger EMCORE.  We depend upon their commitment and dedication as we continue to analyze and pursue additional strategic alternatives to increase shareholder value.

At this point I will turn the call back over to Hong.  Hong?

Hong
Thank you, Gerry and thanks to everyone for joining our call. We look forward to speaking with all of you again when we report our fourth quarter and fiscal year 2014 results.

Operator, that concludes our call for today.